Exhibit 99.1

Agenus Reports Second Quarter 2019 Financial Results and Provides Corporate Update

•	Enrollment of CTLA-4 & PD-1 trials on track; data expected 2H2019

•	Second generation CTLA-4 advances in clinic; data expected 2H2019

•	Launched commercial readiness with head of commercial on board

•	$15M in cash milestones triggered; new compounds move towards clinic

•	GSK’s Shingrix sales continue to grow; projected to be ~$1.3Bn in 2019

LEXINGTON, Mass., Aug 8, 2019 /PRNewswire/ — Agenus Inc. (NASDAQ: AGEN), an immuno-oncology (I-O) company with a pipeline of immune checkpoint antibodies, adoptive cell therapies1, and cancer vaccines provided corporate updates and reported financial results for the second quarter of 2019.

“In the second quarter our progress continued at a rapid pace,” said Garo H. Armen, Ph.D., Chairman and CEO of Agenus. “This year we delivered 2 INDs, initiated the interim analysis in our CTLA-4 & PD-1 trials, triggered cash milestones in our Gilead collaboration, advanced our next generation CTLA-4 in the clinic, and brought on board our head of commercial operations. We look forward to discussing all of these in more detail during our call and at our global R&D days in the next few months.”

•	Achievements

•	Delivered on partnership programs; triggering additional cash milestones

•	Triggered $15 million from Gilead as milestone payment for IND acceptance of AGEN1423 (now GS-1423) & AGEN2373

•	CTLA-4 and PD-1 trials advancing – interim analysis underway

•	Trials in 2L cervical cancer designed to support BLA via accelerated pathway

•	Interim analysis underway; data readouts expected 2H2019

•	PD-1 market expansion planned through project-based financing

•	Enrollment proceeding in next-gen CTLA-4 trial

•	Clinical trial underway; combinations and early data expected this year

•	Advanced new discoveries towards the clinic

•	AGEN2373 IND accepted by FDA

•	Off-the shelf phosphorylated neoantigen vaccine advanced to IND

•	QS-21 Updates

•	Sales of Shingrix, containing our QS-21 Stimulon™, continue to increase; GSK projects 2019 sales will exceed $1.3Bn

•	AgenTus Cell Therapy Business:

•	IND for allogeneic cell therapy on track for 2H2019

•	IND for autologous NYESO-1 planned for 2H2019; proprietary combinations with Agenus check point antibodies planned in 1H2020

•	Partnership and private financing discussions are underway

Second Quarter 2019 Financial Results

We ended the second quarter of 2019 with a cash balance of $122 million as compared to $53 million at December 31, 2018.

For the six months ended June 30, 2019, we reported a net loss of $34 million or $0.24 per share compared to a net loss for the same period in 2018 of $79 million or $0.76 per share. During the first half of the year we recognized revenue of $96 million which includes revenue from our transaction with Gilead and non-cash royalties earned and recorded $20 million of non-cash interest expense due to our liability related to the sale of future royalties. Our operating expenses for the first half of 2019 increased by $29 million as a result of the advancement of our programs.

For the second quarter ended June 30, 2019, we reported net loss of $52 million or $0.38 per share compared to a net loss for same period in 2018 of $25 million, or $0.24 per share.

Both periods results include non-cash items.

Conference Call, Webcast and Prepared Statement Information

Date: Thursday, August 8, 2019

Time: 8:30 a.m. ET

Domestic Dial-in Number: (844) 492-3727

International Dial-in Number: (412) 317-5118

Conference ID: Agenus

Live Webcast: accessible from the Company’s website at http://investor.agenusbio.com/presentation-webcasts or with this link https://www.webcaster4.com/Webcast/Page/1556/31262

A replay will be available on the Company’s website approximately two hours after the call and will remain available for 90 days.

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body’s immune system to fight cancer. The Company’s vision is to expand the patient populations benefiting from cancer immunotherapy with combination approaches that leverage a broad repertoire of antibody therapeutics, adoptive cell therapies (through its AgenTus Therapeutics subsidiary) and its proprietary cancer vaccine platforms. Agenus has a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support early phase clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com and our twitter handle @agenus_bio. Information that may be important to investors will be routinely posted on our website and twitter.

About AgenTus Therapeutics, Inc.

AgenTus Therapeutics, a subsidiary of Agenus, is a preclinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of breakthrough “living drugs” to advance potential cures for cancer patients. AgenTus employs naturally-derived and engineered receptors, specifically T cell receptors (TCRs) and Chimeric Antigen Receptors (CARs), designed to supercharge human immune effector cells to seek and destroy cancer. AgenTus also aims to advance adoptive cell therapy formats which would enable off-the-shelf living drugs. AgenTus has locations in Lexington, MA and Cambridge, UK. For more information, please visit www.agentustherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding Agenus and AgenTus’ clinical development and regulatory plans and timelines, expected timing for releasing clinical data, projected sales for GSK’s Shingrix vaccine, Agenus’ plan to expand PD-1 development in additional indications through novel funding mechanisms, anticipated IND filings, and partnership and financing plans for AgenTus. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:

Agenus Inc.

Jennifer Buell, PhD

781-674-4420

Jennifer.Buell@agenusbio.com

[1]	Through AgenTus Therapeutics, a subsidiary of Agenus